Consent of Person Nominated to Become a Director

I, Bernard L. Kasten, hereby consent to the use, in the Registration Statement on Form SB-2 of Cleveland BioLabs, Inc., a Delaware corporation (the “Company”), to which this Consent is filed as an exhibit, of my name as a person nominated to become a director of the Company.

April 10, 2006

/s/ Bernard L. Kasten

Bernard L. Kasten